Exhibit 10.2

LEASE AGREEMENT

(Kia of Carson, 22020 Recreation Rd., Carson, California)

THIS LEASE AGREEMENT (this “Lease”) is made as of January 18, 2022 (the “Effective Date”), by and between MDV TROPHY CARSON CA LLC, a California limited liability company (“Landlord”), and TROPHY OF CARSON LLC, a California limited liability company (“Tenant”).

In consideration of the mutual covenants and agreements herein contained, Landlord and Tenant hereby covenant and agree as follows:

RECITALS:

A.          Landlord owns that certain improved real property located at 22020 Recreation  in the City of Carson, Los Angeles County, California, as more particularly described on attached Exhibit A.

B.          Landlord desires to lease to Tenant and Tenant  desires lease form Landlord, the Premises (as defined below) on the terms and provisions set forth below.

C.          As a condition to entering into this Lease, Tenant shall cause each Guarantor to execute and deliver to Landlord the Guaranty.

ARTICLE I

DEFINITIONS

The following terms shall have the following meanings for all purposes of this Lease:

“Additional Rent” has the meaning set forth in Section 4.03.

“Adjustment Date” means February 1, 2023 and annually on every February 1st thereafter during the Lease Term (including any Extension Term).

“Affiliate” means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person.  For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“Anti‑Money Laundering Laws” means all applicable Laws, regulations and government guidance on the prevention and detection of money laundering, including, without limitation, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 CFR Part 103.

“Base Annual Rent” means $3,815,000.00, as adjusted pursuant to the terms of this Lease.

“Base Monthly Rent” means an amount equal to 1/12 of the applicable Base Annual Rent.

“Business Day” means a day on which banks located in Newport Beach, California are not required or authorized to remain closed.

“Casualty” means any loss of or damage to any property included within or related to the Premises or arising from an adjoining property caused by an Act of God, fire, flood or other catastrophe.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Condemnation” means a Taking and/or a Requisition.

“Costs” means all reasonable costs and expenses incurred by a Person, including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, recording fees and transfer taxes or fees, as the circumstances require.

“Default Rate” means 10% per annum or the highest rate permitted by Law, whichever is less.

“Effective Date” has the meaning set forth in the introductory paragraph of this Lease.

“Environmental Laws” means federal, state and local Laws, ordinances, common law requirements and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees having the effect of Law in effect now or in the future and including all amendments, that relate to Hazardous Materials, USTs, and/or the protection of human health or the environment, or relating to liability for or Costs of Remediation or prevention of Releases, and apply to Tenant and/or the Premises.

“Environmental Liens” means any liens and other encumbrances imposed pursuant to any Environmental Law.

“Event of Default” has the meaning set forth in Section 12.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Option” has the meaning set forth in Section 3.02.

“Extension Term” has the meaning set forth in Section 3.02.

“Force Majeure Event” has the meaning set forth in Section 17.01.

“GAAP” means generally accepted accounting principles, consistently applied from period to period.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi‑governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local Laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.

“Guarantor” means, individually and collectively, Group of Trophy LLC, a California limited liability company, Trophy Automotive Dealer Group LLC, a Delaware limited liability company, and First City Investment Group LLC, a Delaware limited liability company, or any additional or replacement guarantor(s) approved by Landlord in its sole and absolute discretion.

“Guaranty” means that certain Unconditional Guaranty of Payment and Performance dated as of the date hereof given by Guarantor for the benefit of Landlord, as the same may be amended from time to time.

“Hazardous Materials” means (a) “petroleum” and “petroleum‑based substances” or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local Laws applicable to or regulating USTs, (b) oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants, the presence of which causes the Premises to be in violation of any local, state or federal Law or regulation, or Environmental Law, or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants,” or words of similar import under any applicable local, state or federal Law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid Laws; (b) asbestos in any form which is friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (d) per- and poly-fluoroalkyl substances; (e) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority; and (f) underground storage tanks containing any of the foregoing materials.

“Initial Term” has the meaning set forth in Section 3.01.

“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.

“Insurance Premiums” has the meaning in Section 6.04.

“Landlord Entity” or “Landlord Entities” means individually or collectively, as the context may require, Landlord and all Affiliates of Landlord.

“Landlord Indemnified Parties” means Landlord, its members, managers, officers, directors, shareholders, partners, employees, affiliates, subsidiaries, successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Landlord.

“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.

“Lease Term” has the meaning described in Section 3.01.

“Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to the Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of the Premises.

“Lender” means any lender in connection with any loan secured by Landlord’s interest in the Premises, and any servicer of any loan secured by Landlord’s interest in the Premises.

“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense).

“Material Adverse Effect”, as such term relates to Tenant, means a material adverse effect on (a) the Premises, including, without limitation, the operation of the Premises as a Permitted Facility and/or the value of the Premises; (b) the contemplated business, condition, worth or operations of any Tenant Entity; (c) Tenant’s ability to perform its obligations under this Lease; or (d) Landlord’s interests in the Premises, this Lease or the other Transaction Documents; or (e) any Guarantor’s ability to perform its obligations under the Guaranty.  “Material Adverse Effect”, as such term relates to Landlord, means a material adverse effect on (a) the Premises, including, without limitation, the operation of the Premises as a Permitted Facility and/or the value of the Premises; (b) the contemplated business, condition, worth or operations of any Landlord Entity; (c) Landlord’s ability to perform its obligations under this Lease; or (d) Landlord’s interests in the Premises, this Lease or the other Transaction Documents.

“Monetary Obligations” means all Rent and all other sums payable or reimbursable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord, or to any Indemnified Party.

“Mortgage” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings executed by Landlord for the benefit of Lender with respect to the Premises, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions.

“Net Award” means (a) the entire award payable with respect to the Premises by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under Section 6.03 payable with respect to the Premises, as the case may be, and in either case, less any Costs incurred by Landlord or Tenant in collecting such award or proceeds.

“OFAC Laws” means Executive Order 13224 issued by the President of the United States, and all regulations promulgated thereunder, including, without limitation, the Terrorism Sanctions Regulations (31 CFR Part 595), the Terrorism List Governments Sanctions Regulations (31 CFR Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 CFR Part 597), and the Cuban Assets Control Regulations (31 CFR Part 515), and all other present and future federal, state and local Laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as supplemented, amended or modified from time to time after the Effective Date, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar Laws, ordinances, regulations, policies or requirements of other states or localities.

“Other Agreements” means, collectively, all agreements and instruments now or hereafter entered into between, among or by (a) any of the Tenant Entities; and, or for the benefit of, (b) any of the Landlord Entities, including, without limitation, leases, promissory notes and guaranties, but excluding this Lease and all other Transaction Documents.

“Partial Condemnation” has the meaning set forth in Section 11.03.

“Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials, that level or quantity of Hazardous Materials in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the state where the Premises is located.

“Permitted Facility” means a retail facility for the sale and service of automobiles, all related purposes such as ingress, egress and parking, and uses incidental thereto.

“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Personalty” means any and all “goods” (excluding “inventory,” and including, without limitation, all “equipment,” “fixtures,” appliances and furniture (as “goods,” “inventory,” “equipment” and “fixtures” are defined in the applicable Uniform Commercial Code then in effect in the applicable jurisdiction)) from time to time situated on or used in connection with the Premises, whether now owned or held or hereafter arising or acquired, together with all replacements and substitutions therefore and all cash and non-cash proceeds (including insurance proceeds and any title and UCC insurance proceeds) and products thereof, and, in the case of tangible collateral, together with all additions, attachments, accessions, parts, equipment and repairs now or hereafter attached or affixed thereto or used in connection therewith.

“Premises” means that parcel or parcels of real estate legally described on Exhibit A attached hereto, all rights, privileges, and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate); provided, however the term “Premises” does not include Tenant’s trade fixtures or Personalty.

“Real Estate Taxes” has the meaning set forth in Section 6.04.

“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials into the environment.

 “Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials.

“Rent” means, collectively, the Base Annual Rent and the Additional Rent.

“Rent Adjustment” means an amount equal to  two percent (2.0%) of the Base Annual Rent in effect immediately prior to the applicable Adjustment Date.

“Requisition” means any temporary requisition or confiscation of the use or occupancy of the Premises by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Reserve” has the meaning in Section 6.04.

“Securities” has the meaning set forth in Section 17.10.

“Securities Act” means of the Securities Act of 1933, as amended.

“Successor Landlord” has the meaning set forth in Section 13.03.

“Taking” means (a) any taking or damaging of all or a portion of the Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special; (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding; or (iii) by any other means; or (b) any de facto condemnation.  The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the Law applicable to the Premises.

“Temporary Taking” has the meaning set forth in Section 11.04.

“Tenant Entity” or “Tenant Entities” means individually or collectively, as the context may require, Tenant and each Guarantor, and all Affiliates thereof.

“Tenant Indemnified Parties” means Tenant, its members, managers, officers, directors, shareholders, partners, employees, affiliates, subsidiaries, successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Tenant.

“Tenant’s Knowledge” means the knowledge of any of Mr. Watar, Chris Paz, Usman Maqsood, Hisam Sabouni or the internal legal team of Tenant and Trophy of Carson LLC, after reasonable inquiry.

“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding the Premises which may result from such Release.

“Total Condemnation” has the meaning set forth in Section 11.02.

“Transaction” has the meaning set forth in Section 14.01.

“Transaction Documents” means this Lease, the Guaranty and all documents related thereto.

“U.S. Publicly Traded Entity” means an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly‑owned subsidiary of such an entity.

“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Hazardous Materials.

ARTICLE II

LEASE OF PROPERTY

Section 2.01.  Lease.  In consideration of Tenant’s payment of the Rent and other Monetary Obligations and Tenant’s performance of all other obligations hereunder, Landlord hereby leases to Tenant, and Tenant hereby takes and hires, the Premises, “AS IS” and “WHERE IS” without representation or warranty by Landlord, and subject to the existing state of title, the parties in possession, any statement of facts which an accurate survey or physical inspection might reveal, and all Legal Requirements now or hereafter in effect.

Section 2.02.  Quiet Enjoyment.  So long as no Event of Default has occurred and is continuing and subject to the rights of Landlord under Section 12.02, Tenant shall have, subject to the terms and conditions set forth herein, the right to the peaceful and quiet enjoyment and occupancy of the Premises.

Section 2.03.  California Civil Code § 1938 Advisory.  Landlord advises Tenant that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (as defined in California Civil Code § 55.52(a)(3)).  In addition, the following notice is hereby provided as required by Section 1938(e) of the California Civil Code:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

ARTICLE III

LEASE TERM; EXTENSION

Section 3.01.  Initial Term.  The initial term of this Lease (“Initial Term”) shall commence as of the Effective Date and shall expire at midnight on January 17, 2047, unless terminated sooner as provided in this Lease and as may be extended as provided herein.  The time period during which this Lease shall actually be in effect, including any Extension Term, is referred to as the “Lease Term.”

Section 3.02.  Extensions.  Unless this Lease has expired or has been sooner terminated, or an Event of Default has occurred and is continuing at the time any extension option is exercised, Tenant shall have the right and option (each, an “Extension Option”) to extend the Initial Term for the Premises for two (2) additional successive periods of five (5) years each (each, an “Extension Term”), pursuant to the terms and conditions of this Lease then in effect.

Section 3.03.  Notice of Exercise.  Tenant may only exercise the Extension Options by giving written notice thereof to Landlord of its election to do so no later than one hundred twenty (120) days prior to the expiration of the then-current Lease Term.  If written notice of the exercise of any Extension Option is not received by Landlord by the applicable dates described above, then this Lease shall terminate on the last day of the Initial Term or, if applicable, the last day of the Extension Term then in effect.  Upon the request of Landlord or Tenant, the parties hereto will, at the expense of Tenant, execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 3.03.

Section 3.04.  Removal of Personalty.  Upon the expiration of the Lease Term, Tenant may remove from the Premises all personal property belonging to Tenant.  Tenant shall repair any damage caused by such removal and shall leave the Premises clean and in good and working condition and repair inside and out, subject to normal wear and tear, casualty and condemnation.  Any property of Tenant left on the Premises on the thirtieth (30th) day following the expiration of the Lease Term shall, at Landlord’s option, automatically and immediately become the property of Landlord.

ARTICLE IV

RENT AND OTHER MONETARY OBLIGATIONS

Section 4.01.  Base Monthly Rent.  During the Lease Term, on or before the first day of each calendar month, Tenant shall pay in advance the Base Monthly Rent then in effect.  If the Effective Date is a date other than the first day of the month, Tenant shall pay to Landlord on the Effective Date the Base Monthly Rent prorated by multiplying the Base Monthly Rent by a fraction, the numerator of which is the number of days remaining in the month (including the Effective Date) for which Rent is being paid, and the denominator of which is the total number of days in such month.

Section 4.02.  Adjustments.  During the Lease Term (including any Extension Term), on the first Adjustment Date and on each Adjustment Date thereafter, the Base Annual Rent shall increase by an amount equal to the Rent Adjustment.

Section 4.03.  Additional Rent.  Tenant shall pay and discharge, as additional rental (“Additional Rent”), all sums of money required to be paid by Tenant under this Lease which are not specifically referred to as Rent.  Tenant shall pay and discharge any Additional Rent when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within thirty (30) days after Landlord’s demand for payment thereof or, if earlier, when the same are due.  In no event shall Tenant be required to pay to Landlord any item of Additional Rent that Tenant is obligated to pay and has paid to any third party pursuant to any provision of this Lease.

Section 4.04.  Rents to be Net to Landlord.  The Base Annual Rent payable hereunder shall be net to Landlord, so that this Lease shall yield to Landlord the Rents specified during the Lease Term, and all Costs and obligations of every kind and nature whatsoever relating to the Premises shall be performed and paid by Tenant.  Tenant shall perform all of its obligations under this Lease at its sole cost and expense. All Rent and other Monetary Obligations which Tenant is required to pay hereunder shall be the unconditional obligation of Tenant and shall be payable in full when due and payable, without notice or demand, and without any setoff, abatement, deferment, deduction or counterclaim whatsoever.

Section 4.05.  Method of Payment.  Tenant shall establish arrangements whereby payments of the Base Monthly Rent are paid by wire transfer to an account identified by Landlord.  Tenant shall continue to pay all Rent by wire transfer unless otherwise directed by Landlord.  If Landlord fails to provide Tenant with wire transfer instructions, Tenant shall pay Base Monthly Rent by check delivered to Landlord’s address specified on the signature page hereto.

Section 4.06.  Late Charges; Default Interest.  Any payment that is not paid within ten (10) days after the date it was due shall, in addition to any other remedy of Landlord, incur a late charge of five percent (5%) (which late charge is intended to compensate Landlord for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the Default Rate, such interest to be computed from and including the date such payment was due through and including the date of the payment; provided, however, in no event shall Tenant be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect.

Section 4.07.  Holdover.  If Tenant remains in possession of the Premises after the expiration of the term hereof, Tenant, at Landlord’s option and within Landlord’s sole discretion, may be deemed a tenant on a month‑to‑month basis and shall continue to pay Rents and other Monetary Obligations in the amounts herein provided, except that the Base Monthly Rent shall be automatically increased to one hundred fifty percent (150%) of the last Base Monthly Rent payable under this Lease, and Tenant shall comply with all the terms of this Lease; provided that nothing herein nor the acceptance of Rent by Landlord shall be deemed a consent to such holding over.  Tenant shall defend, indemnify, protect and hold the Landlord Indemnified Parties harmless from and against any and all Losses resulting from Tenant’s failure to surrender possession upon the expiration of the Lease Term; provided, however, Tenant shall not be liable for lost profits as a result of such failure to surrender possession unless Landlord provides Tenant with written notice that Landlord has entered into a new lease with a new tenant for the Premises, and Tenant continues to fail to surrender possession within thirty (30) days after receipt of such written notice.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01.  Tenant’s Representations and Warranties.  The representations and warranties of Tenant contained in this Section 5.01are being made to induce Landlord to enter into this Lease, and Landlord has relied, and will continue to rely, upon such representations and warranties.  Tenant represents and warrants to Landlord as follows:

(a)          Organization, Authority and Status of Tenant.  Tenant has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign limited liability company to do business in any jurisdiction where such qualification is required.  All necessary company and appropriate action has been taken to authorize the execution, delivery and performance by Tenant of this Lease and of the other documents, instruments and agreements provided for herein.  Tenant is not, and if Tenant is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder.  The Person who has executed this Lease on behalf of Tenant is duly authorized to do so.

(b)          Enforceability.  This Lease constitutes the legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms.

(c)          Litigation.  There are no suits, actions, proceedings or investigations pending, or to Tenant’s Knowledge, threatened against or involving any Tenant Entity or the Premises before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

(d)          Absence of Breaches or Defaults.  To Tenant’s Knowledge, Tenant is not in default under any document, instrument or agreement to which Tenant is a party or by which Tenant, the Premises or any of Tenant’s property is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect.  The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Tenant is a party or by which Tenant, the Premises or any of Tenant’s property is subject or bound.

(e)          Compliance with OFAC Laws.  None of the Tenant Entities, and no individual or entity owning directly or indirectly any interest in any of the Tenant Entities, is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

(f)          Solvency.  There is no pending or, to Tenant’s Knowledge, contemplated or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Tenant or any Tenant Entity.  Tenant does not have unreasonably small capital to conduct its business.

Section 5.02.  Landlord’s Representations and Warranties. The representations and warranties of Landlord contained in this Section 5.02 are being made to induce Tenant to enter into this Lease, and Tenant has relied, and will continue to rely, upon such representations and warranties.  Landlord represents and warrants to Tenant as follows:

(a)          Organization, Authority and Status of Landlord.  Landlord has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign limited liability company to do business in any jurisdiction where such qualification is required.  All necessary company and appropriate action has been taken to authorize the execution, delivery and performance by Landlord of this Lease and of the other documents, instruments and agreements provided for herein.  Landlord is not, and if Landlord is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder.  The Person who has executed this Lease on behalf of Landlord is duly authorized to do so.

(b)          Enforceability.  This Lease constitutes the legal, valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms.

(c)          Litigation.  There are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving any Landlord Entity or the Premises before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

(d)          Absence of Breaches or Defaults.  Landlord is not in default under any document, instrument or agreement to which Landlord is a party or by which Landlord, the Premises or any of Landlord’s property is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect.  The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Landlord is a party or by which Landlord, the Premises or any of Landlord’s property is subject or bound.

(e)          Compliance with OFAC Laws.  None of the Landlord Entities, and no individual or entity owning directly or indirectly any interest in any of the Landlord Entities, is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

(f)          Solvency.  There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Landlord or any Landlord Entity.  Landlord does not have unreasonably small capital to conduct its business.

ARTICLE VI

TAXES AND ASSESSMENTS; UTILITIES; INSURANCE

Section 6.01.  Taxes.

(a)          Payment.  Subject to the provisions of Section 6.01(b) below, Tenant shall pay, prior to the earlier of delinquency or the accrual of interest on the unpaid balance, or reimburse Landlord to the extent paid by Landlord, all taxes and assessments of every type or nature assessed against or imposed upon the Premises, Tenant or Landlord during the Lease Term related to or arising out of this Lease and the activities of the parties hereunder, including without limitation, (i) all taxes or assessments upon the Premises or any part thereof and upon any personal property, trade fixtures and improvements located on the Premises, whether belonging to Landlord or Tenant, or any tax or charge levied in lieu of such taxes and assessments; (ii) all taxes, charges, license fees and or similar fees imposed by reason of the use of the Premises by Tenant; and (iii) all excise, franchise, transaction, privilege, license, sales, use and other taxes upon the Rent or other Monetary Obligations hereunder, the leasehold estate of either party or the activities of either party pursuant to this Lease.  Notwithstanding anything in clauses (i) through (iii) to the contrary, Tenant shall not be obligated to pay or reimburse Landlord for any taxes based on the net income of Landlord, including, without limitation, Landlord’s state or federal income or franchise taxes.

(b)          Reimbursement.  With regard to the taxes due under Section 6.01(a)(iv), Landlord will pay all amounts directly to the applicable taxing jurisdiction prior to the due date and notify Tenant of its share of the taxes during the year following the calendar year to which the tax relates, at which time the obligation will be immediately due and payable to Landlord.

(c)          Delivery of Evidence of Payment.  Within thirty (30) days after each tax and assessment payment is required by this Section 6.01 to be paid, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that taxes and assessments have been timely paid by Tenant.  In the event Landlord receives a tax bill, Landlord shall use commercially reasonable efforts to forward said bill to Tenant within fifteen (15) days of Landlord’s receipt thereof.

(d)          Right to Contest.  Tenant may, at its own expense, contest or cause to be contested (in the case of any item involving more than $20,000, after prior written notice to Landlord), by appropriate legal proceedings conducted in good faith and with due diligence, any above‑described item or lien with respect thereto (including, without limitation, the right to challenge the assessed value of the Premises for purposes of real property taxes), provided that (i) neither the Premises nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings; (ii) no Event of Default has occurred and is continuing; (iii) if and to the extent required by the applicable taxing authority and/or Landlord, Tenant posts a bond or takes other steps acceptable to such taxing authority and/or Landlord that removes such lien or stays enforcement thereof; (iv) Tenant shall promptly provide Landlord with copies of all notices received or delivered by Tenant and filings made by Tenant in connection with such proceeding; and (v) upon termination of such proceedings, it shall be the obligation of Tenant to pay the amount of any such tax and assessment or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith.  Landlord shall at the request of Tenant, execute or join in the execution of any instruments or documents necessary in connection with such contest or proceedings, but Landlord shall incur no cost or obligation thereby.

Section 6.02.  Utilities.  Tenant shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Premises during the Lease Term.  Under no circumstances shall Landlord be responsible for any interruption of any utility service.

Section 6.03.  Insurance.

(a)          Coverage.  Throughout the Lease Term, Tenant shall maintain, with respect to the Premises, at its sole expense, the following types and amounts of insurance, in addition to such other insurance as Landlord may reasonably require from time to time:

(i)
Insurance against loss or damage to real property and personal property under an “all risk” or “special form” insurance policy, which shall include coverage against all risks of direct physical loss, including but not limited to loss by fire, lightning, wind, terrorism, and other risks normally included in the standard ISO special form (and shall also include National Flood and Excess Flood insurance if the Premises is located in Flood Zone A or Flood Zone V, as designated by FEMA, or otherwise located in a flood zone area identified by FEMA as a 100-year flood zone or special hazard area, and earthquake insurance if the Premises is located within a moderate to high earthquake hazard zone as determined by an approved insurance company set forth in Section 6.03(b)(x) below).  Such policy shall also include soft costs, a joint loss agreement, coverage for ordinance or law covering the loss of value of the undamaged portion of the Premises, costs to demolish and the increased costs of construction if any of the improvements located on, or the use of, the Premises shall at any time constitute legal non-conforming structures or uses.  Ordinance or law limits shall be in an amount equal to the full replacement cost for the loss of value of the undamaged portion of the Premises and no less than 25% of the replacement cost for costs to demolish and the increased cost of construction.  Such insurance shall be in amounts not less than 100% of the full insurable replacement cost values (without deduction for depreciation), with an agreed amount endorsement or without any coinsurance provision.

(ii)
Commercial general liability insurance, including products and completed operation liability, covering Landlord and Tenant against bodily injury liability, property damage liability and personal and advertising injury, including without limitation any liability arising out of the ownership, maintenance, repair, condition or operation of the Premises or adjoining ways, streets, parking lots or sidewalks.  Such insurance policy or policies shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Tenant’s obligations under Article X hereof to the extent insurable, and a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of Tenant or Landlord because of the negligence or other acts of the other, shall be in amounts of not less than $10,000,000 per occurrence for bodily injury and property damage, and $10,000,000 general aggregate per location and shall be of form and substance satisfactory to Landlord.  Such limits of insurance can be acquired through Commercial General liability and Umbrella liability policies.

(iii)
Workers’ compensation and Employers Liability insurance with statutorily mandated limits covering all persons employed by Tenant on the Premises in connection with any work done on or about the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises.

(iv)
Business interruption insurance including Rent Value Insurance payable to Landlord at all locations for a period of not less than twelve (12) months.  Such insurance is to follow the form of the real property “all risk” or “special form” coverage and is not to contain a co‑insurance clause.  Such insurance is to have a minimum of 180 days of extended period of indemnity.

(v)
Automobile liability insurance, including owned, non-owned and hired car liability insurance for combined limits of liability of $5,000,000 per occurrence.  The limits of liability can be provided in a combination of an automobile liability policy and an umbrella liability policy.

(vi)
Comprehensive Boiler and Machinery or Equipment Breakdown Insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus, if any, and other building equipment including HVAC units located in or about the Premises and in an amount equal to the lesser of 25% of the 100% replacement cost of the Premises or $5,000,000.

(b)          Insurance Provisions.  All insurance policies shall:

(i)
provide for a waiver of subrogation by the insurer as to claims against Landlord, its employees and agents;

(ii)
be primary and provide that any “other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Landlord and the insurance policy shall not be brought into contribution with insurance maintained by Landlord;

(iii)
contain deductibles not to exceed $25,000, except that the deductible for earthquake insurance may be in an amount equal to 5% of the amount of coverage;

(iv)
contain a standard non‑contributory mortgagee clause or endorsement in favor of any Lender designated by Landlord;

(v)
provide that the policy of insurance shall not be terminated, cancelled or amended without at least thirty (30) days’ prior written notice to Landlord and to any Lender covered by any standard mortgagee clause or endorsement, or if the insurer will not agree to provide such notice to Landlord, provide that Tenant will notify Landlord within ten (10) days after Tenant’s receipt of such notice from the insurer;

(vi)
provide that the insurer shall not have the option to restore the Premises if Landlord elects to terminate this Lease in accordance with the terms hereof;

(vii)
except for workers’ compensation insurance referred to in Section 6.03(a)(iii) above, name Landlord and any Landlord Affiliate or Lender requested by Landlord, as an “additional insured” with respect to liability insurance, and as an “additional named insured” or “additional insured” with respect to real property and rental value insurance, as appropriate and as their interests may appear;

(viii)
be evidenced by delivery to Landlord and any Lender designated by Landlord of an Acord Form 28 for property, business interruption and boiler & machinery coverage (or any other form requested by Landlord) and an Acord Form 25 for commercial general liability, workers’ compensation and umbrella coverage (or any other form requested by Landlord); provided that in the event that either such form is no longer available, such evidence of insurance shall be in a form reasonably satisfactory to Landlord and any Lender designated by Landlord; and

(ix)
be issued by insurance companies licensed to do business in the state where the Premises is located and which are rated no less than A-X by Best’s Insurance Guide or are otherwise approved by Landlord.

(c)          Additional Obligations.  It is expressly understood and agreed that (i) if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Tenant, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and any Lender designated by Landlord; (ii) the minimum limits of insurance coverage set forth in this Section 6.03 shall not limit the liability of Tenant for its acts or omissions as provided in this Lease; (iii) Tenant shall procure policies for all insurance for periods of not less than one year and shall provide to Landlord and any servicer or Lender of Landlord certificates of insurance or, upon Landlord’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times; (iv) Tenant shall pay as they become due all premiums for the insurance required by this Section 6.03; (v) in the event that Tenant fails to comply with any of the requirements set forth in this Section 6.03, within ten (10) days of the giving of written notice by Landlord to Tenant, (A) Landlord shall be entitled to procure such insurance; and (B) any sums expended by Landlord in procuring such insurance shall be Additional Rent and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant immediately upon written demand therefor by Landlord; and (vi) Tenant shall maintain all insurance policies required in this Section 6.03 not to be cancelled, invalidated or suspended on account of the conduct of Tenant, its officers, directors, managers, members, employees or agents, or anyone acting for Tenant or any subtenant or other occupant of the Premises, and shall comply with all policy conditions and warranties at all times to avoid a forfeiture of all or a part of any insurance payment.

(d)          Blanket Policies.  Notwithstanding anything to the contrary in this Section 6.03, any insurance which Tenant is required to obtain pursuant to this Section 6.03 may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 6.03.

Section 6.04.  Tax Impound.  Upon the occurrence of, and during the continuance of, a monetary Event of Default and with respect to each Event of Default, in addition to any other remedies, Landlord may require Tenant to pay to Landlord on the first day of each month the amount that Landlord reasonably estimates will be necessary in order to accumulate with Landlord sufficient funds in an impound account (which shall not be deemed a trust fund) (the “Reserve”) for Landlord to pay any and all real estate taxes (“Real Estate Taxes”) for the Premises for the ensuing twelve (12) months, or, if due sooner, Tenant shall pay the required amount immediately upon Landlord’s demand therefor.  Landlord shall, upon prior written request of Tenant, provide Tenant with evidence reasonably satisfactory to Tenant that payment of the Real Estate Taxes was made in a timely fashion.  In the event that the Reserve does not contain sufficient funds to timely pay any Real Estate Taxes, upon Landlord’s written notification thereof, Tenant shall, within five (5) Business Days of such notice, provide funds to Landlord in the amount of such deficiency.  Landlord shall pay or cause to be paid directly to the applicable taxing authorities any Real Estate Taxes then due and payable for which there are funds in the Reserve; provided, however, that in no event shall Landlord be obligated to pay any Real Estate Taxes in excess of the funds held in the Reserve, and Tenant shall remain liable for any and all Real Estate Taxes, including fines, penalties, interest or additional costs imposed by any taxing authority (unless incurred as a result of Landlord’s failure to timely pay Real Estate Taxes for which it had funds in the Reserve).  Tenant shall cooperate fully with Landlord in assuring that the Real Estate Taxes are timely paid.  Landlord may deposit all Reserve funds in accounts insured by any federal or state agency and may commingle such funds with other funds and accounts of Landlord.  Interest or other gains from such funds, if any, shall be the sole property of Landlord. Upon an Event of Default, in addition to any other remedies, Landlord may apply all impounded funds in the Reserve against any sums due from Tenant to Landlord.  Landlord shall give to Tenant an annual accounting showing all credits and debits to and from such impounded funds received from Tenant.

ARTICLE VII

MAINTENANCE; ALTERATIONS

Section 7.01.  Condition of Premises; Maintenance.  Tenant hereby accepts the Premises “AS IS” and “WHERE IS” with no representation or warranty of Landlord as to the condition thereof.  Tenant shall, at its sole cost and expense, be responsible for (a) keeping all of the building, structures and improvements erected on the Premises in good order and repair, free from actual or constructive waste; (b) the repair or reconstruction of any building, structures or improvements erected on the Premises damaged or destroyed by a Casualty; (c) subject to Section 7.02, making all necessary structural, non-structural, exterior and interior repairs and replacements to any building, structures or improvements erected on the Premises; (d) ensuring that no party encroaches upon the Premises; and (e) paying all operating costs of the Premises in the ordinary course of business.  Tenant waives any right to require Landlord to maintain, repair or rebuild all or any part of the Premises or make repairs at the expense of Landlord pursuant to any Legal Requirements at any time in effect.

Section 7.02.  Alterations and Improvements.  During the Lease Term, Tenant shall not alter the exterior, structural, plumbing or electrical elements of the Premises in any manner without the consent of Landlord, which consent shall not be unreasonably withheld or conditioned; provided, however, Tenant may undertake (a) nonstructural alterations to the Premises, individually, costing less than $150,000, and (b) modifications required by the OEM manufacturer of the vehicles to be sold on the Premises, without Landlord’s prior written consent.  If Landlord’s consent is required hereunder and Landlord consents to the making of any such alterations, the same shall be made by Tenant at Tenant’s sole expense by a licensed contractor and according to plans and specifications reasonable approved by Landlord and subject to such other conditions as Landlord shall reasonably require.  Any work at any time commenced by Tenant on the Premises shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the terms of this Lease and all Legal Requirements.  Upon completion of any alterations individually costing $150,000 or more, Tenant shall promptly provide Landlord with evidence of full payment to all laborers and materialmen contributing to the alterations.  Additionally, upon completion of any alterations, Tenant shall promptly provide Landlord with (a) an architect’s certificate certifying the alterations to have been completed in conformity with the plans and specifications (if the alterations are of such a nature as would require the issuance of such a certificate from the architect); (b) a certificate of occupancy (if the alterations are of such a nature as would require the issuance of a certificate of occupancy); and (c) any other documents or information reasonably requested by Landlord.  Tenant shall keep the Premises free from any liens arising out of any work performed on, or materials furnished to, the Premises.  Tenant shall execute and file or record, as appropriate, a “Notice of Non‑Responsibility,” or any equivalent notice permitted under applicable Law in the state where the Premises is located which provides that Landlord is not responsible for the payment of any costs or expenses relating to the additions or alterations.  Any addition to or alteration of the Premises shall be deemed a part of the Premises and belong to Landlord, and Tenant shall execute and deliver to Landlord such instruments as Landlord may be required to evidence the ownership by Landlord of such addition or alteration.

Section 7.03.  Encumbrances.  Without Landlord’s prior written consent, Tenant shall not grant any easements on, over, under or above the Premises.  Without Tenant’s prior written consent, Landlord shall not grant any easements or other rights of access on, over, under or above the Premises.

ARTICLE VIII

USE OF THE PREMISES; COMPLIANCE

Section 8.01.  Use.  During the Lease Term, the Premises shall be used solely for the operation of a Permitted Facility.  Except during periods when the Premises are untenantable due to Casualty or Condemnation (and provided that Tenant continues to strictly comply with the other terms and conditions of this Lease), Tenant shall at all times during the Lease Term occupy the Premises and shall diligently operate its business on the Premises.

Section 8.02.  Compliance.  Tenant’s use and occupation of the Premises, and the condition thereof, shall, at Tenant’s sole cost and expense, comply fully with all Legal Requirements and all restrictions, covenants and encumbrances of record, and any owner obligations under such Legal Requirements, or restrictions, covenants and encumbrances of record, with respect to the Premises, in either event, the failure with which to comply could have a Material Adverse Effect.  Without in any way limiting the foregoing provisions, Tenant shall comply with all Legal Requirements relating to anti‑terrorism, trade embargos, economic sanctions, Anti-Money Laundering Laws, and the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder, as it affects the Premises now or hereafter in effect.  Tenant shall obtain, maintain and comply with all required licenses and permits, both governmental and private, to use and operate the Premises as a Permitted Facility.  Tenant shall immediately notify Landlord in writing if any of Tenant’s representations, warranties or covenants stated in this Lease are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached.  In connection with such an event, Tenant shall comply with all Legal Requirements and directives of Governmental Authorities and, at Landlord’s request, provide to Landlord copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such an event.  Tenant shall also reimburse Landlord for all Costs incurred by Landlord in evaluating the effect of such an event on the Premises and this Lease, in obtaining any necessary license from Governmental Authorities as may be necessary for Landlord to enforce its rights under the Transaction Documents, and in complying with all Legal Requirements applicable to Landlord as the result of the existence of such an event and for any penalties or fines imposed upon Landlord as a result thereof.  Tenant will use commercially reasonable efforts to prevent any act or condition to exist on or about the Premises that will materially increase any insurance rate thereon, except when such acts are required in the normal course of its business and Tenant shall pay for such increase. Tenant agrees that it will defend, indemnify and hold harmless the Indemnified Parties from and against any and all Losses caused by, incurred or resulting from Tenant’s failure to comply with its obligations under this Section.

Section 8.03.  Environmental.

(a)          Covenants.

(i)          Tenant covenants to Landlord during the Lease Term, subject to the limitations of subsection (ii) below, as follows:

(A)          All uses and operations on or of the Premises, whether by Tenant or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto.

(B)          There shall be no Hazardous Materials or Releases in, on or under the Premises, except in Permitted Amounts.  Above and below ground storage tanks shall be properly permitted and only used as permitted.

(C)          Tenant shall keep the Premises or cause the Premises to be kept free and clear of all Environmental Liens, whether due to any act or omission of Tenant or any other Person.

(D)          Tenant shall not act or fail to act or allow any other tenant, occupant, guest, customer or other user of the Premises to act or fail to act in any way that violates any Environmental Laws.

(E)          Tenant shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to this Section 8.03, including but not limited to providing all relevant information and making knowledgeable persons available for interviews.

(ii)          Notwithstanding any provision of this Lease to the contrary, an Event of Default shall not be deemed to have occurred as a result of the failure of Tenant to satisfy any one or more of the covenants set forth in subsections (A) through (F) above provided that Tenant shall be in compliance with the requirements of any Governmental Authority with respect to any Release at the Premises (including, without limitation, the Remediation of any such Release if required by a Governmental Authority).

(b)          Notification Requirements.  If, to Tenant’s Knowledge, any of the following events occurs, Tenant shall immediately notify Landlord in writing: (i) any Releases or Threatened Releases occur in, on, under or from the Premises, other than in Permitted Amounts or migrating towards the Premises; (ii) any non‑compliance with any Environmental Laws related in any way to the Premises; (iii) Tenant receives written notice of any actual or potential Environmental Lien; (iv) Tenant receives written notice from any applicable Governmental Authorities of any required or proposed Remediation of environmental conditions relating to the Premises required by applicable Governmental Authorities; and (v) Tenant receives any written notice from any source whatsoever (including but not limited to a Governmental Authority) alleging that any Hazardous Materials or above or below ground storage tanks at or on the Premises have created possible liability of any Person relating to the Premises pursuant to any Environmental Law, other environmental conditions in connection with the Premises, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.  Tenant shall, upon Landlord’s written request, deliver to Landlord a certificate stating that, to Tenant’s Knowledge, Tenant is and has been in full compliance with all of the environmental representations, warranties and covenants in this Lease.

(c)          Remediation.  Tenant shall, at its sole cost and expense, and without limiting any other provision of this Lease, effectuate any Remediation required by any Governmental Authority of any condition (including, but not limited to, a Release or Threatened Release) in, on, under or from the Premises and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment.  Should Tenant fail to undertake any required Remediation in accordance with the preceding sentence, Landlord, after written notice to Tenant and Tenant’s failure to immediately undertake such Remediation, shall be permitted to complete such Remediation, and all Costs incurred in connection therewith shall be paid by Tenant.  Any Cost so paid by Landlord, together with interest at the Default Rate, shall be deemed to be Additional Rent hereunder and shall be immediately due from Tenant to Landlord.

(d)          Indemnification.  Tenant shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Landlord Indemnified Parties from and against any and all Losses, including, but not limited to, all Costs of Remediation (whether or not performed voluntarily), arising out of or in any way relating to any Environmental Laws, Hazardous Materials,  above or below ground storage tanks, or other environmental matters concerning the Premises.  It is expressly understood and agreed that Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason.

(e)          Survival.  The obligations of Tenant and the rights and remedies of Landlord under this Section 8.03 shall survive the termination, expiration and/or release of this Lease.

ARTICLE IX

ADDITIONAL COVENANTS

Section 9.01.  Performance at Tenant’s Expense.  Tenant acknowledges and confirms that Landlord may collect its reasonable attorneys’ fees, costs and expenses in connection with (a) any extension, renewal, modification, amendment and termination of this Lease requested by Tenant (other than in connection with the Extension Options); (b) any release or substitution of Premises requested by Tenant; (c) the procurement of consents, waivers and approvals with respect to the Premises or any matter related to this Lease requested by Tenant; (d) the review of any assignment or sublease or proposed assignment or sublease or the preparation or review of any subordination or non‑disturbance agreement requested by Tenant; (e) the collection, maintenance and/or disbursement of reserves created under this Lease or the other Transaction Documents (following and during the continuance of an Event of Default); and (f) inspections required to make certain determinations under this Lease or the other Transaction Documents following Landlord’s reasonable belief of a breach under this Lease or any other Transaction Documents.

Section 9.02.  Inspection.  Landlord and its authorized representatives shall have the right, at all reasonable times and upon giving at least five (5) business days’ prior notice (except in the event of an emergency, in which case no prior notice shall be required), to enter the Premises or any part thereof solely for the purpose of inspecting the same.  During any such entry, Landlord shall coordinate its activities with Tenant in advance so as to minimize any interference with Tenant’s business at the Premises, including (by way of example) by scheduling any such entry at times designated by Tenant which will have the least possible interference with Tenant’s business at the Premises.  Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises and any other loss occasioned by such entry, but, subject to Section 10.01, excluding damages arising as a result of the gross negligence or willful misconduct of Landlord or Landlord’s failure to comply with the requirements of this paragraph.

Section 9.03.  Financial Information.  Within one hundred twenty (120) days after the end of each fiscal year of Tenant, Tenant shall deliver to Landlord (i) complete consolidated financial statements of Tenant and Guarantors, including a balance sheet, profit and loss statement, statement of stockholders’ equity and statement of cash flows and all other related schedules for the fiscal period then ended, such statements to detail separately interest expense, income taxes, non-cash expenses, non-recurring expenses, operating lease expense and current portion of long-term debt – capital leases; and (ii) income statements for the business at the Premises.  All such financial statements shall be prepared with the books of account and other financial records of the Tenant and Guarantor, and present fairly, in all material respects, the financial condition and results of operations of the Tenant and Guarantor (as applicable) as of the times and for the periods referenced therein.  All such financial statements shall be prepared in accordance with GAAP, cash accounting method or other accounting method reasonably selected by Tenant consistently applied throughout the periods covered thereby, and shall be certified, to Tenant’s Knowledge, to be accurate and complete by an officer or director of Tenant.  Upon request from Landlord at any time, but not more frequently than once each calendar year, Tenant will provide to Landlord, at no additional cost or expense to Tenant, any and all additional financial information and/or financial statements of Tenant and Guarantor as reasonably requested by Landlord including, but not limited to, as requested by Landlord in connection with Landlord’s filings with or disclosures to the Securities and Exchange Commission or other Governmental Authority.

Section 9.04.  OFAC Laws.  Upon receipt of notice or upon actual knowledge thereof, (a) Tenant shall immediately notify Landlord in writing if any Person owning (directly or indirectly) any interest in any of the Tenant Entities, or any director, officer, shareholder, member, manager or partner of any of such holders, and (b) Landlord shall immediately notify Tenant in writing if any Person owning (directly or indirectly) any interest in any of the Landlord Entities, or any director, officer, shareholder, member, manager or partner of any of such holders, is a Person whose property or interests are subject to being blocked under any of the OFAC Laws, or is otherwise in violation of any of the OFAC Laws, or is under investigation by any Governmental Authority for, or has been charged with, or convicted of, drug trafficking, terrorist‑related activities or any violation of the Anti‑Money Laundering Laws, has been assessed civil penalties under these or related Laws, or has had funds seized or forfeited in an action under these or related Laws; provided, however, that the covenant in this Section 9.04 shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 9.05.  Estoppel Certificate.  At any time, and from time to time, Tenant shall, promptly and in no event later than twenty (20) days after a request from Landlord or any Lender or mortgagee of Landlord, execute, acknowledge and deliver to Landlord or such Lender or mortgagee, as the case may be, a certificate in the form supplied by Landlord and is reasonably acceptable to Tenant, certifying: (a) that Tenant has accepted the Premises; (b) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (c) the commencement and expiration dates of the Lease Term; (d) the date to which the Rents have been paid under this Lease and the amount thereof then payable; (e) whether Tenant is then aware of any existing defaults by Landlord in the performance of its obligations under this Lease, and, if Tenant is aware of any such defaults, specifying the nature and extent thereof; (f) that no written notice has been received by Tenant of any default under this Lease which has not been cured, except as to defaults specified in the certificate; and (g) the capacity of the Person executing such certificate, and that such Person is duly authorized to execute the same on behalf of Tenant.  Landlord shall not request such an estoppel certificate more than one (1) time in any twenty-four (24) month period unless required by a Lender or a potential purchaser of the Premises.

ARTICLE X

RELEASE AND INDEMNIFICATION

Section 10.01.  Release and Indemnification.  TENANT AGREES TO USE AND OCCUPY THE PREMISES AT ITS OWN RISK AND HEREBY RELEASES LANDLORD AND LANDLORD’S AGENTS AND EMPLOYEES FROM ALL CLAIMS FOR ANY DAMAGE OR INJURY TO THE FULL EXTENT PERMITTED BY LAW, OTHER THAN CLAIMS RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY LANDLORD INDEMNIFIED PARTY OR RESULTING FROM A BREACH OF THIS LEASE BY LANDLORD.  TENANT AGREES THAT ANY EMPLOYEE OR AGENT TO WHOM THE PREMISES OR ANY PART THEREOF SHALL BE ENTRUSTED BY OR ON BEHALF OF TENANT SHALL BE ACTING AS TENANT’S AGENT WITH RESPECT TO THE PREMISES OR ANY PART THEREOF, AND NEITHER LANDLORD NOR LANDLORD’S AGENTS, EMPLOYEES OR CONTRACTORS SHALL BE LIABLE FOR ANY LOSS OF OR DAMAGE TO THE PREMISES OR ANY PART THEREOF UNLESS RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY LANDLORD INDEMNIFIED PARTY.  TENANT SHALL INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS EACH OF THE LANDLORD INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES (EXCLUDING LOSSES SUFFERED BY AN INDEMNIFIED PARTY ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY LANDLORD INDEMNIFIED PARTY) CAUSED BY, INCURRED OR RESULTING FROM TENANT’S OPERATIONS OR BY TENANT’S USE AND OCCUPANCY OF THE PREMISES, WHETHER RELATING TO ALTERATIONS, MAINTENANCE, USE BY TENANT OR ANY TENANT INDEMNIFIED PARTY, OR OTHERWISE, OR FROM ANY BREACH OF, DEFAULT UNDER, OR FAILURE TO PERFORM, ANY TERM OR PROVISION OF THIS LEASE BY TENANT, ITS OFFICERS, EMPLOYEES, AGENTS OR OTHER TENANT INDEMNIFIED PARTY.  IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT TENANT’S OBLIGATIONS UNDER THIS SECTION SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE FOR ANY REASON WHATSOEVER.

Section 10.02.  Landlord Indemnification of Tenant.  Landlord shall indemnify, protect, defend and hold harmless each of the Tenant Indemnified Parties from and against any and all Losses (excluding Losses arising out of the gross negligence or willful misconduct of any of the Tenant Indemnified Parties and excluding any matter covered by Tenant’s indemnification set forth in Section 10.01 above) caused directly by, or incurred or resulting directly from, (a) the gross negligence or willful misconduct of any Landlord Entity, or (b) the breach by Landlord of its obligations under this Lease.

Section 10.03.  Survival.  The provisions of this ARTICLE X shall survive the expiration or earlier termination of this Lease.

ARTICLE XI

CONDEMNATION AND CASUALTY

Section 11.01.  Notification.  If either party becomes aware of any of the following, such party shall promptly give the other party written notice of (a) any Condemnation of the Premises, (b) the commencement of any proceedings or negotiations which might result in a Condemnation of the Premises, and (c) any Casualty to the Premises or any part thereof.  Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, each party shall promptly send the other party copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.

Section 11.02.  Total Condemnation.  In the event of a Condemnation of all or substantially all of the Premises, and if as a result of such Condemnation: (i) access to the Premises to and from the publicly dedicated roads adjacent to the Premises as of the Effective Date is permanently and materially impaired such that Tenant no longer has access to such dedicated road; (ii) there is insufficient parking to operate the Premises as a Permitted Facility under applicable Laws; or (iii) the Condemnation includes a portion of the building such that the remaining portion is unsuitable for use as a Permitted Facility, as determined by Tenant in the exercise of good faith business judgment (and Tenant provides to Landlord an officer’s certificate executed by an officer of Tenant certifying to the same) (each such event, a “Total Condemnation”), then, in such event:

(a)          Termination of Lease.  On the date of the Total Condemnation, all obligations of either party hereunder shall cease; provided, however, that Tenant’s obligations to the Landlord Indemnified Parties under any indemnification provisions of this Lease and Tenant’s obligation to pay Rent and all other Monetary Obligations (whether payable to Landlord or a third party) accruing under this Lease prior to the date of termination shall survive such termination.  If the date of such Total Condemnation is other than the first day of a month, the Base Monthly Rent for the month in which such Total Condemnation occurs shall be apportioned based on the date of the Total Condemnation.

(b)          Net Award.  Subject to Section 11.07 below, Landlord shall be entitled to receive the entire Net Award in connection with a Total Condemnation without deduction for any estate vested in Tenant by this Lease, and Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such Net Award and agrees that Tenant shall not be entitled to any Net Award or other payment for the value of Tenant’s leasehold interest in this Lease.

Section 11.03.  Partial Condemnation or Casualty.  In the event of a Condemnation which is not a Total Condemnation (each such event, a “Partial Condemnation”), or in the event of a Casualty:

(a)          Net Awards.  All Net Awards shall be paid to Landlord.

(b)          Continuance of Lease.  This Lease shall continue in full force and effect upon the following terms:

(i)
All Rent and other Monetary Obligations due under this Lease shall continue unabated.

(ii)
Tenant shall promptly commence and diligently prosecute restoration of the Premises to the same condition, as nearly as practicable, as prior to the Partial Condemnation or Casualty as approved by Landlord.  Subject to the terms and provisions of the Mortgage and upon the written request of Tenant (accompanied by evidence reasonably satisfactory to Landlord that such amount has been paid or is due and payable and is properly part of such costs, and that Tenant has complied with the terms of Section 7.02 in connection with the restoration), Landlord shall promptly make available in installments, subject to reasonable conditions for disbursement imposed by Landlord, an amount up to but not exceeding the amount of any Net Award received by Landlord with respect to such Partial Condemnation or Casualty.  Prior to the disbursement of any portion of the Net Award with respect to a Casualty, Tenant shall provide evidence reasonably satisfactory to Landlord of the payment of restoration expenses by Tenant up to the amount of the insurance deductible applicable to such Casualty.  Landlord shall be entitled to keep any portion of the Net Award which may be in excess of the cost of restoration, and Tenant shall bear all additional Costs of such restoration in excess of the Net Award.

(c)          Tenant Election To Terminate Lease. Notwithstanding the foregoing, in the event of a Casualty during the final sixty (60) months of the Lease Term, if Tenant reasonably determines that it shall take longer than two hundred and seventy (270) days to fully repair the Premises and such determination is supported by a written certificate from Tenant’s contractor, architect or engineer, then Tenant shall have the option of terminating this Lease by providing written notice thereof to Landlord within thirty (30) days of the date of such determination, but in any event, no more than sixty (60) days from the date of the Casualty.  Upon Tenant’s election to terminate this Lease, all obligations of either party hereunder shall cease; provided, however, that each party’s obligations under any indemnification provisions of this Lease and Tenant’s obligation to pay Rent and all other Monetary Obligations (whether payable to Landlord or a third party) accruing under this Lease prior to the date of termination shall survive such termination.  If the date of such termination is other than the first day of a month, the Base Monthly Rent for the month in which such termination occurs shall be apportioned based on the date of the termination.

Section 11.04.  Temporary Taking.  In the event of a Condemnation of all or any part of the Premises for a temporary use (a “Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Base Annual Rent, Additional Rent or any other Monetary Obligation payable hereunder.  Except as provided below, Tenant shall be entitled to the entire Net Award for a Temporary Taking, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which event the Net Award made for such Temporary Taking shall be apportioned between Landlord and Tenant as of the date of such expiration.  At the termination of any such Temporary Taking, Tenant will, at its own cost and expense and pursuant to the provisions of Section 7.02, promptly commence and complete restoration of the Premises.

Section 11.05.  Adjustment of Losses.  Any loss under any property damage insurance required to be maintained by Tenant shall be adjusted by Landlord and Tenant.  Any Net Award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Landlord or, at Landlord’s election, Tenant.  Notwithstanding the foregoing or any other provisions of this Section 11.05 to the contrary, if at the time of any Condemnation or any Casualty or at any time thereafter an Event of Default shall have occurred and be continuing, Landlord is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Tenant and otherwise, to file and prosecute Tenant’s claim, if any, for a Net Award on account of such Condemnation or such Casualty and to collect such Net Award and apply the same to the curing of such Event of Default and any other then existing Event of Default under this Lease and/or to the payment of any amounts owed by Tenant to Landlord under this Lease, in such order, priority and proportions as Landlord in its discretion shall deem proper.

Section 11.06.  Tenant Obligation in Event of Casualty.  During all periods of time following a Casualty prior to the expiration or earlier termination of this Lease, Tenant shall take reasonable steps to ensure that the Premises is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property).

Section 11.07.  Tenant Awards and Payments.  Notwithstanding any provision contained in this Article XI, Tenant shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of any personal property owned by Tenant, any insurance proceeds with respect to any personal property owned by Tenant, the interruption of its business and moving expenses (subject, however, to the provisions of Section 6.03(a)(iv) above.

ARTICLE XII

DEFAULT, CONDITIONAL LIMITATIONS,
REMEDIES AND MEASURE OF DAMAGES

Section 12.01.  Event of Default.  Each of the following shall be an event of default by Tenant under this Lease (each, an “Event of Default”):

(a)          if any representation or warranty of Tenant set forth in this Lease was intentionally false in any material respect when made, or if Tenant intentionally renders any materially false statement or account when made;

(b)          if any Rent or other Monetary Obligation due under this Lease is not paid when due if such failure continues for more than three (3) Business Days after written notice from Landlord; provided, however, Landlord shall only be required to provide such notice and cure period twice in any twelve (12) month period;

(c)          if Tenant fails to pay, prior to delinquency, any taxes, assessments or other charges the failure of which to pay results in the imposition of a lien against the Premises, unless Landlord has notified Tenant that Landlord has elected to pay such amount to the applicable taxing authority;

(d)          if there is an Insolvency Event affecting Tenant or a Guarantor;

(e)          if Tenant fails to observe or perform any of the other covenants, conditions or obligations of Tenant in this Lease; provided, however, such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Landlord shall have given Tenant notice thereof and a period of thirty (30) days shall have elapsed, during which period Tenant may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required.  If such failure cannot practically be cured within such thirty (30)‑day period, as determined by Landlord in its reasonable discretion, and Tenant is diligently pursuing a cure of such failure, then Tenant shall have a reasonable period to cure such failure beyond such thirty (30)‑day period, which shall in no event exceed one hundred twenty (120) days after receiving notice of such failure from Landlord unless the failure to complete such cure within such one hundred twenty (120) day period is due to reasons beyond the reasonable control of Tenant.  If Tenant shall fail to correct or cure such failure within such one hundred twenty (120) day period (unless the failure to complete such cure within such one hundred twenty (120) day period is due to reasons beyond the reasonable control of Tenant), an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required; or

(f)          if the estate or interest of Tenant in the Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made.

Section 12.02.  Remedies.  Upon the occurrence of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by statute, Landlord shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at Law or in equity, including, without limitation, any one or more of the following:

(a)          Landlord shall have the right to terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof in accordance with all applicable laws, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)
The worth at the time of award of any unpaid rent which had been earned at the time of such termination;

(ii)
The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iii)
The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided;

(iv)
Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)
At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

(b)          The term “rent” as used in this Section 12.02(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 12.02(a)(i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the Default Rate, but in no case greater than the maximum amount of such interest permitted by law.  As used in Section 12.02(a)(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(c)          Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

(d)          Without limiting the generality of the foregoing or limiting in any way the rights of Landlord under this Lease or otherwise under applicable Laws, at any time after the occurrence, and during the continuance, of an Event of Default, Landlord shall be entitled to apply for and have a receiver appointed under applicable Law by a court of competent jurisdiction (by ex parte motion for appointment without notice) in any action taken by Landlord to enforce its rights and remedies hereunder in order to protect and preserve Landlord’s interest under this Lease or in the Premises and the Personalty, and in connection therewith, TENANT HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AFTER THE OCCURRENCE, AND DURING THE CONTINUANCE, OF AN EVENT OF DEFAULT; and/or

(e)          to seek any equitable relief available to Landlord, including, without limitation, the right of specific performance.

Section 12.03.  Cumulative Remedies.  All powers and remedies given by Section 12.02 to Landlord, subject to applicable Law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Landlord under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Tenant contained in this Lease, and no delay or omission of Landlord to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto.  Every power and remedy given by this Section or by Law to Landlord may be exercised from time to time, and as often as may be deemed expedient, by Landlord, subject at all times to Landlord’s right in its sole judgment to discontinue any work commenced by Landlord or change any course of action undertaken by Landlord.

ARTICLE XIII

MORTGAGE, SUBORDINATION AND ATTORNMENT

Section 13.01.  No Liens.  Landlord’s interest in this Lease and/or the Premises shall not be subordinate to any liens or encumbrances placed upon the Premises by or resulting from any act of Tenant, and nothing herein contained shall be construed to require such subordination by Landlord.  NOTICE IS HEREBY GIVEN THAT TENANT IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY INTEREST OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF THE PREMISES OR TENANT’S LEASEHOLD INTEREST THEREIN, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID.

Section 13.02.  Subordination.  This Lease at all times shall automatically be subordinate to the lien of any and all ground leases and Mortgages now or hereafter placed upon the Premises by Landlord, and Tenant covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of any or all such ground leases and Mortgages as shall be desired by Landlord, or any present or proposed mortgagees under trust deeds, upon the condition that Tenant shall have the right to remain in possession of the Premises under the terms of this Lease, notwithstanding any default in any or all such ground leases or Mortgages, or after the foreclosure of such Mortgages, so long as no Event of Default shall have occurred and be continuing.

Section 13.03.  Attornment.  In the event any purchaser or assignee of any Lender at a foreclosure sale acquires title to the Premises, or in the event that any Lender or any purchaser or assignee otherwise succeeds to the rights of Landlord as landlord under this Lease, Tenant shall attorn to Lender or such purchaser or assignee, as the case may be (a “Successor Landlord”), and recognize the Successor Landlord as lessor under this Lease, and, subject to the provisions of this Article XIII, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant, provided that the Successor Landlord shall only be liable for any obligations of Landlord under this Lease which accrue after the date that such Successor Landlord acquires title.  The foregoing provision shall be self‑operative and effective without the execution of any further instruments.

Section 13.04.  Execution of Additional Documents.  Although the provisions in this Article XIII shall be self‑operative and no future instrument of subordination shall be required, upon request by Landlord, Tenant shall execute and deliver such additional reasonable instruments as may be reasonably required for such purposes.

Section 13.05.  Notice to Lender.  Tenant shall give written notice to any Lender having a recorded lien upon the Premises or any part thereof of which Tenant has been notified of any breach or default by Landlord of any of its obligations under this Lease and give such Lender at least thirty (30) days beyond any notice period to which Landlord might be entitled to cure such default before Tenant may exercise any remedy with respect thereto.

ARTICLE XIV

ASSIGNMENT

Section 14.01.  Assignment by Landlord.  As long as no Event of Default has occurred and is continuing, Landlord agrees that it shall not sell the Premises or assign this Lease until the earlier to occur of (i) the fifth anniversary of the Effective Date, or (ii) the disposition, transfer or conversion by Group of Trophy LLC or its Affiliates of 100% of their Operating Class C Units of Modiv Operating Partnership, LP (or the resulting shares in Modiv Inc.).  Subject to the foregoing, as a material inducement to Landlord’s willingness to enter into the transactions contemplated by this Lease (the “Transaction”) and the other Transaction Documents, Tenant hereby agrees that Landlord may, from time to time and at any time and without the consent of Tenant, engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other Laws: the sale, assignment, grant, conveyance, transfer, financing, re‑financing, purchase or re‑acquisition of the Premises, this Lease or any other Transaction Document, Landlord’s right, title and interest in this Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing.  In the event of any such sale or assignment other than a security assignment, Tenant shall attorn to such purchaser or assignee (so long as Landlord and such purchaser or assignee notify Tenant in writing of such transfer and such purchaser or assignee expressly assumes in writing the obligations of Landlord hereunder from and after the date of such assignment).  At the request of Landlord, Tenant will execute such documents confirming the sale, assignment or other transfer and such other agreements as Landlord may reasonably request, provided that the same do not increase the liabilities and obligations of Tenant hereunder.  Landlord shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Landlord contained herein, except for obligations or liabilities accrued prior to such assignment or sale.

Section 14.02.  Assignment by Tenant.

(a)          Consent Required.  Tenant acknowledges that Landlord has relied both on the business experience and creditworthiness of Tenant and upon the particular purposes for which Tenant intends to use the Premises in entering into this Lease.  Tenant shall not assign, transfer, convey, pledge or mortgage this Lease or any interest herein or any interest in Tenant, whether by operation of Law or otherwise, without the prior written consent of Landlord.  At the time of any assignment of this Lease which is approved by Landlord, the assignee shall assume all of the obligations of Tenant under this Lease pursuant to a written assumption agreement in form and substance reasonably acceptable to Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Such assignment of this Lease pursuant to this Section 14.02 shall not relieve Tenant of its obligations respecting this Lease unless otherwise agreed to by Landlord.  Any assignment, transfer, conveyance, pledge or mortgage in violation of this Section 14.02 shall be voidable at the sole option of Landlord.  Any consent to an assignment given by Landlord hereunder shall not be deemed a consent to any subsequent assignment.

(b)          Permitted Transfer.  Notwithstanding anything to the contrary contained in Section 14.02(a) and provided that no Event of Default has occurred and is continuing, and no condition shall exist which upon the giving of notice or the passage of time, or both, would constitute an Event of Default, at the time of the proposed assignment or other transfer, and provided further that any assignee agrees to assume all of Tenant’s obligations under this Lease by written agreement approved by Landlord,  Tenant shall have the right to assign or otherwise transfer all, but not less than all, of its interest in, to and under this Lease without Landlord’s consent to (i) an Affiliate of Tenant or (ii) a Permitted Transferee (each, a “Permitted Transfer”).  A “Permitted Transferee” shall mean a Person who either (I): (x) for one (1)  year immediately prior to the date of assignment or transfer and (y) on a proforma basis following the consummation of such assignment or transfer (all as determined by Landlord upon review of financial statements provided by the assignee prior to the proposed lease assignment and in a form reasonably satisfactory to Landlord), (A) generates Adjusted EBITDA of at least $65,000,000, and (B) has a Funded Debt to Adjusted EBITDA ratio that does not exceed 3.5x; provided, however, that Tenant may satisfy the foregoing conditions of a Permitted Transferee by providing, or causing to be provided, a lease guaranty agreement, in form and substance reasonably acceptable to and approved by Landlord, in writing, which guaranty shall be from an entity that when combined with the proposed assignee meets the requirements of (I) set forth in this Section 14.02(b).  Tenant shall provide Landlord with at least fifteen (15) Business Days’ prior written notice of the proposed assignment to a Permitted Transferee, which notice must include financial information satisfying the Permitted Transferee requirements set forth herein. In the event that Tenant effects an assignment to a Permitted Transferee, Tenant shall be released from any liability arising under this Lease from and after the date of such assignment. In the event that Tenant effects a Permitted Transfer pursuant to clause (i) above, Tenant shall not be released from liability under this Lease.  For purposes hereof:

(i)
“Finance Lease” shall mean all leases of any property, whether real, personal or mixed, by a Person, which leases would, in conformity with GAAP, be required to be accounted for as a finance lease on the balance sheet of such Person.  The term “Finance Lease” shall not include any operating lease

(ii)
“Adjusted EBITDA” means for the twelve (12) month period ending on the date of determination, the sum of a Person’s net income (loss) for such period plus, in each case to the extent previously deducted in calculating net income (loss): (i) income taxes, (ii) interest payments on all of its debt obligations (including any borrowings under short term credit facilities), (iii) all non-cash charges including depreciation and amortization, and (iv) Non-Recurring Items (defined below).

(iii)
“Funded Debt” shall mean with respect to a Person, and for the period of determination (i) indebtedness for borrowed money, (ii) subject to the limitation set forth in sub item (iv) below, obligations evidenced by bonds, indentures, notes or similar instruments, (iii) obligations under leases which should be, in accordance with GAAP, recorded as Finance Leases, (iv) indebtedness or obligations of a third party utilized to acquire or is secured by any equity in such Person or any assets owned by such Person and (v) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above, except for guaranty obligations of such Person, which, in conformity with GAAP, are not included on the balance sheet of such Person.

(iv)
“Non-Recurring Items” shall mean with respect to a Person, an amount equal to the sum of all expenses minus the sum of all revenues of such Person, in each case that are unusual in nature, occur infrequently and are not representative of the ongoing or future earnings or expenses of such Person, as calculated by Tenant in good faith and subject to Landlord’s reasonable review and approval.  For avoidance of doubt, Non-Recurring Items shall include, among other non-recurring expenses, management fees payable by Tenant.

Section 14.03.  No Sale of Assets.  Except in connection with a Permitted Transfer or other permitted assignment of this Lease, Tenant shall not sell all or substantially all of Tenant’s assets without the prior written consent of Landlord.  Any sale of Tenant’s assets in violation of this Section 14.03, shall be voidable at the sole option of Landlord.  Any consent to a sale of Tenant’s assets given by Landlord hereunder shall not be deemed a consent to any subsequent sale of Tenant’s assets.  There forgoing shall in no way limit the ability of Tenant to sell inventory in the ordinary course of business.

Section 14.04.  Subletting.  Tenant shall not sublet any or all of the Premises without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed and any purported subletting without such consent shall be void; provided, however, that Tenant may sublease up to fifty percent (50%) of the Premises to an Affiliate without Landlord’s consent (each such sublease described in this Section 14.04, individually, a “Sublease” and collectively, “Subleases”, and each subtenant thereunder, individually a “Subtenant” and collectively, “Subtenants”) so long as each Sublease contains the following provisions: (i) the Sublease is subject and subordinate to this Lease; (ii) the Sublease shall not contain any terms inconsistent with this Lease (or if so, the terms of this Lease shall control); (iii) the rent due under any Sublease shall be fixed rent and shall not be based on the net profits of any Subtenant; (iv) unless otherwise mutually agreed upon by Landlord and the related Subtenant, the Sublease shall terminate upon the expiration or sooner termination of this Lease (including any renewals hereof), provided that the related Subtenant agrees to attorn to Landlord if Landlord elects to assume the Sublease following a termination of this Lease; and (v) Tenant shall at all times remain liable under this Lease irrespective of any Sublease.

ARTICLE XV

NOTICES

Section 15.01.  Notices.  All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease shall be in writing and given by any one of the following: (a) hand delivery; (b) express overnight delivery service; (c) certified or registered mail, return receipt requested; or (d) email transmission, and shall be deemed to have been delivered upon (i) receipt, if hand delivered; (ii) the next Business Day, if delivered by a reputable express overnight delivery service; (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested; or (iv) transmission, if delivered by email transmission.  Notices shall be provided to the parties and addresses set forth on the signature pages hereto.  Whenever in this Lease the giving of Notice is required, the giving thereof may be waived in writing at any time by the Person or Persons entitled to receive such Notice.

ARTICLE XVI

INTENTIONALLY OMITTED

ARTICLE XVII

MISCELLANEOUS

Section 17.01.  Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform (each, a “Force Majeure Event”) shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, expressly excluding, however, the obligations imposed upon Tenant with respect to Rent to be paid hereunder.

Section 17.02.  No Merger.  There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of the Premises by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (b) the fee estate or ownership of the Premises or any interest in such fee estate or ownership.  No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Premises or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

Section 17.03.  Interpretation.  Landlord and Tenant acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party.  Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.

Section 17.04.  Characterization.  The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Landlord entering into this Lease:

(a)          Landlord and Tenant intend that (i)  this Lease is a “true lease,” is not a mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; and (ii) the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Landlord and Tenant, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership (de facto or de jure) between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, nor to make Landlord in any way responsible for the debts, obligations or losses of Tenant.

(b)          Tenant waives any claim or defense based upon the characterization of this Lease as anything other than a true lease of the Premises.  Tenant stipulates and agrees (i) not to challenge the validity, enforceability or characterization of the lease of the Premises as a true lease of the Premises; and (ii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 17.04.

Section 17.05.  Disclosures.

(a)          Securities Act or Exchange Act.  The parties agree that, notwithstanding any provision contained in this Lease, any party (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, any matter required under the Securities Act or the Exchange Act.

(b)          Landlord Advertising and Related Publications.  Tenant hereby consents to the use by Landlord of, and Landlord is hereby expressly permitted to use  pictures of the Premises (which may include Tenant’s name, trademarks or logos) solely in connection with Landlord’s sales, advertising, and press release materials, including on Landlord’s website.  Tenant’s consent shall be deemed authorization for the limited use of such information by Landlord under all applicable copyright and trademark laws.

(c)          Public Disclosures.  Except as required by Law, Tenant shall not make any public disclosure, including press releases or any form of media release, of this Lease Agreement or any transactions relating hereto without the prior written consent of Landlord.

Section 17.06.  Attorneys’ Fees.  In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other Costs in addition to any other relief to which it may be entitled.  In addition, the prevailing party shall, upon demand, be entitled to all attorneys’ fees and all other Costs incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced.

Section 17.07.  Memorandum of Lease.  Concurrently with the execution of this Lease, Landlord and Tenant are executing Landlord’s standard form memorandum of lease in recordable form, indicating the names and addresses of Landlord and Tenant, a description of the Premises, the Lease Term, but omitting Rents and such other terms of this Lease as Landlord may not desire to disclose to the public.  Further, upon Landlord’s request, Tenant agrees to execute and acknowledge a termination of lease and/or quitclaim deed in recordable form to be held by Landlord until the expiration or sooner termination of the Lease Term.

Section 17.08.  No Brokerage.  Landlord and Tenant represent and warrant to each other that they have had no conversation or negotiations with any broker concerning the leasing of the Premises.  Each of Landlord and Tenant agrees to protect, indemnify, save and keep harmless the other, against and from all liabilities, claims, losses, Costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.

Section 17.09.  Waiver of Jury Trial and Certain Damages.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.  THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.  FURTHERMORE, LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY AND ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF LANDLORD OR TENANT, AS APPLICABLE, OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO.  THE WAIVER BY LANDLORD AND TENANT OF ANY RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

Section 17.10.  Time is of the Essence; Computation.  Time is of the essence with respect to each and every provision of this Lease.  If any deadline provided herein falls on a non-Business Day, such deadline shall be extended to the next day that is a Business Day.

Section 17.11.  Waiver and Amendment.  No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought.  Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.  No acceptance by Landlord of an amount less than the Rent and other Monetary Obligations stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such Rent or other Monetary Obligations then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Landlord’s right to collect any unpaid amounts or an accord and satisfaction.

Section 17.12.  Successors Bound.  Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

Section 17.13.  Captions.  Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

Section 17.14.  Other Documents.  Each of the parties agrees to sign such other and further documents as may be necessary or appropriate to carry out the intentions expressed in this Lease.

Section 17.15.  Entire Agreement.  This Lease and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided.

Section 17.16.  Forum Selection; Jurisdiction; Venue; Choice of Law.  For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the state where the Premises is located.  Tenant consents that it may be served with any process or paper by registered mail or by personal service within or without the state where the Premises is located in accordance with applicable Law.  Furthermore, Tenant waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper.  This Lease shall be governed by, and construed with, the Laws of the applicable state in which the Premises is located, without giving effect to any state’s conflict of Laws principles.

Section 17.17.  Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original.  Furthermore, the undersigned agree that transmission of a fully executed copy of this Lease via e-mail in a “.pdf” or other electronic format shall be deemed transmission of the original Lease for all purposes.

Section 17.18.  Nondiscrimination and Nonsegregation. Tenant herein covenants by and for itself, its heirs, executors, administrators, and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: "that there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, age, physical or mental disability, ancestry, or national origin in the leasing, subleasing, renting, transferring, use, occupancy, tenure, or enjoyment of the land herein leased nor shall Tenant, or any person claiming under or through him or her, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use, or occupancy of tenants, lessees, sublessees, subtenants, or vendees in the land herein leased.”

[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the date first above written.

LANDLORD:

MDV TROPHY CARSON CA LLC, a California limited liability company

By:	Modiv Operating Partnership, LP, a Delaware limited partnership

	By:	Modiv Inc., a Maryland corporation, its sole general partner

By:	/s/ Raymond J. Pacini
Printed Name: Raymond J. Pacini
Title: Chief Financial Officer

Send Notices to:

MDV Trophy Carson CA LLC c/o Modiv Advisors, LLC 120 Newport Center Drive Newport Beach, CA 92660 Attention: Bill Broms Telephone: (949) 386-2514 Email: bbroms@modiv.com

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the date first above written.

TENANT:

TROPHY OF CARSON LLC, a California limited liability company

By:	/s/ Nasser Water
Printed Name:	Nasser Water
Title:	Manager

Send Notices to:
Trophy of Carson LLC 21140 S. Avalon Carson, CA 90745 Attn: Nasser Watar Tel.: (818) 788-0234 Email: n.watar@tadg.us

With a copy to:
Holland & Knight LLP 400 South Hope Street 8th Floor Los Angeles, CA 90071 Attn: Douglas Praw Tel.: (213) 892-2588 Email: doug.praw@hklaw.com